Exhibit 99.1

News Release

Ritchie Bros. reports first quarter 2016 results

•	More than $1 billion of Gross Auction Proceeds[1] achieved during the first quarter for the first time

•	Strong Revenue Rate[1] of 12.9%, driven mostly by strong performance in the Company’s auction businesses and growing fee-based revenue streams

•	Q1 2016 revenues increased 14%; operating income increased 19%, compared to Q1 2015

•	Q1 2016 diluted earnings per share attributable to stockholders of $0.27, an increase of 23% relative to Q1 2015

•	Operating Free Cash Flow[3] increased 20% in the 12-months ended March 31, 2016 compared to the same period ended last year

(All figures are presented in U.S. dollars)

VANCOUVER, May 9, 2016 – Ritchie Bros. Auctioneers Incorporated (NYSE & TSX: RBA, the “Company” or “Ritchie Bros.”) reports results for the three months ended March 31, 2016. During the first quarter, the Company generated $131.9 million of revenue, a 14% increase compared to revenues of $115.6 million in the first quarter last year, and net income attributable to stockholders for the first quarter of $29.4 million, a 24% increase compared to $23.8 million in the same period last year. Diluted earnings per share (“EPS”) attributable to stockholders were $0.27, a 23% increase compared to $0.22 in the same quarter last year.

"I’m proud of the efforts of the entire Ritchie Bros. team during the first quarter, as we increased GAP by 7% and revenues by 14% compared to the first quarter last year, a significant achievement in light of tough comps. Most of our geographies contributed to this strong performance ‒ most notably Canada, Australia, the Middle East and Mexico. We also experienced growth in all of our key sectors including construction, transportation and agriculture," said Ravi Saligram, CEO, Ritchie Bros. "Our strategy of diversifying into new sectors, geographies, channels and services is working to drive value for customers and shareholders. We’re pleased that our EPS for Q1 2016 grew 23% versus prior year.”

Income statement scorecard[1]

[2]

(in U.S. $ millions, except EPS)	Three months ended March 31,
	2016	2015	Better/ (Worse)
Gross Auction Proceeds ("GAP")	$1,019.9	$955.6	7%
Revenues	$131.9	$115.6	14%
Revenue Rate	12.94%	12.10%	84 bps
Adjusted[2] Operating Income	$39.2	$33.0	19%
Adjusted[2] Operating Income Margin	29.7%	28.5%	120 bps
Diluted Adjusted[2] EPS attributable to stockholders	$0.27	$0.22	23%

[1]	GAP represent the total proceeds from all items sold at the Company’s auctions and online marketplaces. It is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements. Revenue Rate is a calculated as revenues divided by GAP. Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Net Income attributable to stockholders, and Diluted Adjusted EPS attributable to stockholders are non-GAAP measures. Refer to “Use of Non-GAAP Measures” below for a description of how the Company defines and uses these measures, and Appendix A for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures in the Company’s consolidated financial statements.

[2]	There were no adjusting items in the first quarter of 2016 or the first quarter of 2015.

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Balance sheet scorecard[3]

(in U.S. $ millions)	12 months ended March 31,
	2016		2015		Better/ (Worse)
Operating Free Cash Flow ("OFCF")	$205.5		$171.7		20%
Working Capital Intensity	-34.6%		-27.7%		690 bps
CAPEX Intensity	2.7%		4.9%		220 bps
Return on Invested Capital ("ROIC")	16.7%		14.2%		250 bps
Return on Net Assets ("RONA")	34.8%		21.3%		1350 bps
RONA excluding current portion of long-term debt	31.3%		21.3%		1000 bps
Debt/Adjusted EBITDA	0.7	x	0.6	x	(0.1x)

In the table above, the acronym EBITDA stands for Earnings Before Interest, Taxes, Depreciation and Amortization.

Income statement scorecard analysis

For the three months ended March 31, 2016

GAP was $1,019.9 million for the first quarter of 2016, a 7% increase compared to the first quarter of 2015, and the first time more than $1 billion of assets were sold by Ritchie Bros. during the first quarter. EquipmentOne, the Company’s online equipment marketplace, contributed $23.7 million of gross transaction value (“GTV”)[4] to GAP in the first quarter of 2016 compared to $21.8 million in the first quarter of 2015. First quarter 2016 GAP would have been $21.5 million higher, resulting in a 9% increase over first quarter 2015, if foreign exchange rates had remained consistent with those in 2015. This adverse effect on GAP is primarily due to the declining value of the Canadian dollar and the Euro relative to the U.S. dollar.

Revenue increased 14% during the first quarter of 2016 to $131.9 million, compared to $115.6 million in the first quarter of 2015, primarily due to higher GAP and Revenue Rate over the same comparative period. First quarter 2016 revenues would have been $3.0 million higher, resulting in a 17% increase over first quarter 2015, if foreign exchange rates had remained consistent with those in the same period in 2015.

The Revenue Rate was 12.94% in the first quarter of 2016, compared to 12.10% in the first quarter of 2015. The increase in the Revenue Rate is primarily due to the performance of the Company’s straight commission contracts, combined with an increase in fee revenue, which is not directly linked to GAP. During the first quarter of 2016, the Company continued to actively pursue the use of underwritten commission contracts from a strategic perspective, entering into such contracts only when the risk/reward profile of the terms were agreeable. The volume of underwritten commission contracts decreased to 23% of GAP in the first quarter of 2016 from 32% in the first quarter of 2015, primarily due to the underwritten contracts associated with the Casper, Wyoming, offsite auction that was held on March 25, 2015. Straight commission contracts continue to account for the majority of GAP.

[3]	OFCF, Working Capital Intensity, ROIC, RONA, RONA excluding current portion of long-term debt, and Debt/Adjusted EBITDA are non-GAAP measures. Refer to “Use of Non-GAAP Measures” below for a description of how the Company defines and uses these measures, and Appendix A for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures in the Company’s consolidated financial statements.

[4]	GTV represents the total proceeds from all items sold at the Company’s online marketplaces. In addition to the total value of the items sold in online marketplace transactions, GTV includes a buyers’ premium component applicable only to the Company’s online marketplace transactions. It is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.

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Adjusted Operating Income increased 19% during the first quarter of 2016 to $39.2 million, compared to $33.0 million in the first quarter of 2015. This increase was primarily due to the GAP and revenue increases over the same comparative period, partially offset by increases in selling, general and administrative (“SG&A”) expenses and costs of services, and a decrease in foreign exchange gains. If foreign exchange rates had remained consistent with those in 2015, organic operating income would have been $38.7 million, resulting in a 17% increase over the first quarter of 2015. Foreign exchange gains that occurred in both the first quarter of 2016 and 2015 are now reported in operating income, per US GAAP.

Adjusted Operating Income Margin was 29.7% for the first quarter of 2016, 120 basis points higher than 28.5% for the same period last year, primarily due to the increase in revenues and Adjusted Operating Income noted above.

Diluted Adjusted EPS attributable to stockholders for the first quarter of 2016 was $0.27 per diluted share, a 23% increase compared to the first quarter of 2015. The increase in the first quarter of 2016 compared to the same period in 2015 was primarily due to the increase in GAP and Adjusted Operating Income.

Balance sheet scorecard analysis

As at and for the 12 months ended March 31, 2016

OFCF increased 20% to $205.5 million during the 12 months ended March 31, 2016, compared to $171.7 million for the 12 months ended March 31, 2015. This increase was a result of greater cash provided by operating activities combined with less net capital spending. Net capital spending decreases were primarily due to a 78% increase in proceeds from the disposition of property, plant and equipment, which was due mostly to the sale of excess property in the fourth quarter of 2015. There were also fewer intangible asset and property, plant and equipment additions. Ritchie Bros. believes OFCF is a strong indicator of cash flows remaining for discretionary return to shareholders, acquisitions and growth initiatives.

Working Capital Intensity was -34.6% for the 12 months ended March 31, 2016, an improvement of 690 basis points from -27.7% for the 12 months ended March 31, 2015. This improvement is primarily the result of increased revenues, auction proceeds payable, and trade payables. Significant fluctuations in Working Capital Intensity are primarily the result of the timing and size of auctions just prior to each period end. The fact that the Company’s Working Capital Intensity is negative highlights the minimal amount of working capital required to run the business.

CAPEX Intensity highlights the amount of capital expenditure that is required to generate revenues. The Company calculates CAPEX Intensity by dividing net capital spending by revenues. CAPEX Intensity decreased 220 basis points to 2.7% for the 12 months ended March 31, 2016, compared to 4.9% for the 12 months ended March 31, 2015. This decrease is primarily due to the increase of revenues combined with a decrease in net capital spending.

ROIC increased 250 basis points to 16.7% during the 12 months ended March 31, 2016, compared to 14.2% for the 12 months ended March 31, 2015. This increase was primarily due to an increase in net income attributable to stockholders after the effects of the adjusting items are considered. The increase was also the result of a decrease in average long-term debt resulting from a lower level of borrowings combined with the impact of foreign exchange translation of Canadian dollar denominated debt into reported US dollars.

RONA for the 12 months ended March 31, 2016 was 34.8%, an increase of 1350 basis points compared to 21.3% for the 12 months ended March 31, 2015. This increase was primarily due to an increase in net income attributable to stockholders combined with a decrease in current liabilities and cash and cash equivalents, which was partially offset by an increase in total assets. The addition of a current portion of long-term debt to current liabilities in the second quarter of 2015 had a positive effect on RONA. Excluding the current portion of long-term debt, RONA for the 12 months ended March 31, 2016 would have been 31.3%, an increase of 1000 basis points compared to RONA for the same period in 2015.

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Debt/Adjusted EBITDA, which is an indicator of the Company’s leverage, increased to 0.7x during the 12 months ended March 31, 2016, compared to 0.6x for the 12 months ended March 31, 2015. This increase is primarily the result of a $34.9 million increase in short-term debt to fund the Mascus International Holding BV acquisition (discussed below), partially offset by an increase in Adjusted Operating Income.

Dividend Information

Quarterly dividend

The Company declares a quarterly dividend of $0.16 per common share payable on June 14, 2016 to shareholders of record on May 24, 2016.

Operational Review

Online statistics

During the first quarter of 2016, the Company attracted record first quarter online bidder registrations and sold approximately $448.8 million of equipment, trucks and other assets to online auction bidders and EquipmentOne customers. This represents an 11% increase compared to the $405.7 million of assets sold online during the first quarter of 2015.

Auction activity

During the first quarter of 2016, Ritchie Bros. conducted 42 unreserved industrial auctions in 14 countries throughout North America, Europe, the Middle East, Australia, New Zealand, and Asia. Auctions during the quarter included:

•	On March 30, 2016, Ritchie Bros. held its largest-ever ‘on-the-farm’ offsite agricultural auction, selling more than CA$24 million (US$19+ million) of equipment and real estate from a consignor’s farm in Bonanza, Alberta.

•	On March 17 – 18, 2016, Ritchie Bros. sold more than US$46 million of equipment and trucks at its largest-ever Denver, Colorado auction. The two-day auction also set new Denver site records for attendance (5,950+ bidders) and items sold (3,950+).

•	On March 14 -15, 2016, Ritchie Bros. held its largest-ever Grande Prairie, Alberta auction, selling more than CA$62 million (US$46+ million) of equipment on behalf of 250+ consignors. The two-day auction attracted 7,150+ registered bidders, which was also a new site record.

•	On March 2 – 3, 2016, the Company sold more than US$57 million of equipment and other assets at its auction in Fort Worth, Texas. More than 5,250 people registered for the auction, to bid on the 5,850+ items sold, both Texas auction records for Ritchie Bros.

•	On March 1 – 2, 2016, Ritchie Bros. sold more than US$41 million worth of assets on behalf of consignors—a 54% increase in GAP compared to the March Dubai auction of 2015.

•	On February 24 – 26, 2016, the Company sold CA$120+ million (US$89+ million) of equipment and other assets in Edmonton, Alberta. The three-day auction attracted 13,100+ registered bidders—a 50% increase compared to the same auction last year.

•	On February 15 – 19, 2016, Ritchie Bros. held its massive Orlando auction, selling more than US$172 million of equipment, trucks and other assets to more than 9,850 registered bidders. This global auction attracted bidders from around the world, with US$137+ million (80 percent) of equipment purchased by out-of-state buyers.

There are currently 97 unreserved auctions on the Ritchie Bros. auction calendar at www.rbauction.com, including auctions in North America, Central America, Europe, the Middle East, Australia and Asia.

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EquipmentOne activity

During the first quarter of 2016, EquipmentOne sold more than $23.7 million of equipment and other assets on behalf of customers and saw a 12% increase in revenues compared to the first quarter of 2015.

EquipmentOne expanded its market reach during the first quarter, by providing Canadian equipment sellers and buyers with Canadian currency listings and transactions. In addition, sales training sessions for Ritchie Bros.’ Canadian sales team were launched for EquipmentOne, providing the sales team with another solution to offer Canadian equipment sellers.

Corporate Developments

Acquisition of Mascus International Holding B.V.

On February 19, 2016, the Company acquired 100% of the equity interests in Mascus International Holding B.V. (“Mascus”), a leading global equipment sales listing service, for a provisional purchase price of €26.6 million (US$29.6 million).

Mascus operates a vibrant online equipment listing service, with over 360,000 items for sale and 3.2 million monthly website visits across 58 countries and in 42 languages, and caters to the needs of equipment sellers in the construction, transport, agriculture, material handling, forestry, and grounds-care industries. The business also provides equipment sellers with a turn-key suite of business tools and software solutions.

Share repurchase program

On March 1, 2016, the Company was granted approval of a new Normal Course Issuer Bid (“NCIB”) by the Toronto Stock Exchange (“TSX”), to allow it to continue pursuing share repurchases through both the New York Stock Exchange and the TSX.  The Company intends to use its share repurchase program to primarily neutralize dilution from options. In March 2016, the Company repurchased 1.46 million of its common shares at a total cost of $36.7 million in order to address option dilution, consistent with its capital allocation priorities.

Q1 2016 Earnings Conference Call

Ritchie Bros. is hosting a conference call to discuss its financial results for the quarter ended March 31, 2016, at 8:00 am Pacific time / 11:00 am Eastern time / 4:00 pm GMT on May 9, 2016. A replay will be available shortly after the call.

Conference call and webcast details are available at the following link:

https://investor.ritchiebros.com

Use of Non-GAAP Measures

The Company makes reference to various non-GAAP performance measures throughout this news release, which are discussed in detail below. These measures do not have a standardized meaning, and are therefore unlikely to be comparable to similar measures presented by other companies. Refer to Appendix A of this news release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures reflected in the Company’s consolidated financial statements.

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Adjusted Operating Income and Adjusted Operating Income Margin

The Company believes that comparing Adjusted Operating Income for different financial periods provides useful information about the growth or decline of net income for the relevant financial period, and eliminates the financial impact of items the Company does not consider to be part of normal operating results. The Company believes that comparing Adjusted Operating Income Margin for different financial periods is the best indicator of how efficiently the Company translates revenue into pre-tax income.

The Company calculates Adjusted Operating Income as operating income excluding the pre-tax effects of significant items that it does not consider to be part of normal operating results such as management reorganization costs, severance, gains/losses on sale of certain property, plant and equipment, impairment losses, and certain other items, which the Company refers to as ‘adjusting items’. The Company calculates Adjusted Operating Income Margin as Adjusted Operating Income divided by revenues.

There were no adjusting items in the first quarter of 2016 or the first quarter of 2015.

Adjusted Net Income attributable to stockholders and Diluted Adjusted EPS attributable to stockholders

The Company believes that comparing Adjusted Net Income attributable to stockholders and Diluted Adjusted EPS attributable to stockholders for different financial periods provides useful information about the growth or decline of the Company’s net income for the relevant financial period, and eliminates the financial impact of items the Company does not consider to be part of its normal operating results.

Adjusted Net Income attributable to stockholders represents net income attributable to stockholders excluding the after-tax effects of adjusting items. The Company calculates Diluted Adjusted EPS attributable to stockholders by dividing Adjusted Net Income attributable to stockholders by the weighted average number of diluted shares outstanding.

There were no adjusting items in the first quarter of 2016 or the first quarter of 2015.

OFCF

Due to the seasonality of the business, the Company believes that comparing OFCF on a 12-month rolling basis for different financial periods provides an effective measure of the cash generated by the Company’s business and provides useful information regarding cash flows remaining for discretionary return to shareholders, mergers and acquisitions, or debt reduction. The Company calculates OFCF by subtracting net capital spending from cash provided by operating activities.

Working Capital Intensity

The Company believes that comparing Working Capital Intensity on a 12-month rolling basis for different financial periods is the best indicator of how efficiently the Company converts revenue into cash. The lower the percentage, the faster revenues are converted into cash. The Company calculates Working Capital Intensity as trade and other receivables, plus inventory and advances against auction contracts, less auction proceeds payable and trade payables, divided by revenues.

ROIC and RONA

The Company believes that comparing ROIC and RONA on 12-month rolling bases for different financial periods are the best indicators of the after-tax returns generated by the Company’s investments and the Company’s net assets employed by the business, respectively.

As noted above, Adjusted Net Income attributable to stockholders represents net income attributable to stockholders excluding the pre-tax effects of adjusting items. Average Invested Capital is calculated as the average long-term debt (including current and non-current portions) and stockholders’ equity over the rolling 12-month period. The Company calculates ROIC as Adjusted Net Income attributable to stockholders divided by Average Invested Capital.

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The Company calculates RONA by dividing net income attributable to stockholders, excluding net after-tax interest expenses, by total assets, excluding cash and cash equivalents, restricted cash, and current liabilities.

Debt/Adjusted EBITDA

The Company believes that comparing Debt/Adjusted EBIDTA on a 12-month rolling basis for different financial periods is the best indicator of the Company’s leverage. The Company calculates Debt/Adjusted EBITDA by dividing debt by operating income excluding depreciation and amortization expenses and the effects of pre-tax adjusting items.

There were no adjusting items in the first quarter of 2016 or the first quarter of 2015.

About Ritchie Bros.

Established in 1958, Ritchie Bros. is the world’s largest seller of used equipment for the construction, transportation, agricultural, material handling, energy, mining, forestry, marine, real estate and other industries. Ritchie Bros.™ solutions make it easy for the world’s builders to buy and sell equipment with confidence, including through the core business of unreserved public auctions and a secure online equipment marketplace. Ritchie Bros. Auctioneers® unreserved auctions are conducted live, with bidding on-site and online at www.rbauction.com. Ritchie Bros. Auctioneers conducts hundreds of unreserved public auctions each year, selling more equipment to on-site and online bidders than any other auction business in the world. The Ritchie Bros. EquipmentOne™ online marketplace can be accessed at www.EquipmentOne.com.

Ritchie Bros. also offers a range of value-added services, including equipment financing available through Ritchie Bros. Financial Services (www.rbauctionfinance.com). Ritchie Bros. has operations in over 15 countries, including 44 auction sites worldwide. Learn more at www.RitchieBros.com.

Forward-looking Statements

This news release contains forward-looking statements and forward-looking information within the meaning of applicable U.S. and Canadian securities legislation (collectively, “forward-looking statements”), including, in particular, statements regarding future financial and operational results, including completion of future auctions and payment of dividends. Forward-looking statements are statements that are not historical facts and are generally, although not always, identified by words such as “expect”, “plan, “anticipate”, “project”, “target”, “potential”, “schedule”, “forecast”, “budget”, “estimate”, “intend” or “believe” and similar expressions or their negative connotations, or statements that events or conditions “will”, “would”, “may”, “could”, “should” or “might” occur. All such forward-looking statements are based on the opinions and estimates of management as of the date such statements are made. Forward-looking statements necessarily involve assumptions, risks and uncertainties, certain of which are beyond the Company’s control, including the numerous factors that influence the supply of and demand for used equipment; economic and other conditions in local, regional and global sectors; and the risks and uncertainties set forth in the Company’s Form 10-Q for the three months ended March 31, 2016 and Annual Report on Form 10-K for the year ended December 31, 2015, which are available on the SEC, SEDAR, and Company websites. The foregoing list is not exhaustive of the factors that may affect the Company’s forward-looking statements. There can be no assurance that forward-looking statements will prove to be accurate, and actual results may differ materially from those expressed in, or implied by, these forward-looking statements. Forward-looking statements are made as of the date of this news release and the Company does not undertake any obligation to update the information contained herein unless required by applicable securities legislation. For the reasons set forth above, you should not place undue reliance on forward-looking statements.

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Selected Condensed Consolidated Financial Information

Condensed Consolidated Income Statements

(Expressed in thousands of United States dollars, except share and per share amounts)

(Unaudited)

Three months ended March 31,	2016	2015
Gross auction proceeds	$1,019,922	$955,561
Revenues	$131,945	$115,618
Costs of services, excluding depreciation and amortization	15,313	11,609
	116,632	104,009
Selling, general and administrative expenses	68,307	63,756
Depreciation and amortization expenses	10,080	10,616
Gain on disposition of property, plant and equipment	(246)	(175)
Foreign exchange gain	(683)	(3,207)
Operating income	$39,174	$33,019
Other income (expense):
Interest income	498	847
interest expense	(1,363)	(1,269)
Equity income	519	233
Other, net	698	713
	352	524
Income before income taxes	$39,526	$33,543
Income tax expense	9,532	9,433
Net income	$29,994	$24,110
Net income attributable to:
Stockholders	29,406	23,777
Non-controlling interests	588	333
	$29,994	$24,110
EPS attributable to stockholders:
Basic	$0.28	$0.22
Diluted	$0.27	$0.22
Weighted average number of share outstanding:
Basic	106,917,280	107,484,944
Diluted	107,159,010	107,807,948
Adjusted Net Income attributable to stockholders	$29,406	$23,777
Diluted Adjusted EPS attributable to stockholders	$0.27	$0.22

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Foreign Exchange Impacts on Performance

Like many businesses, Ritchie Bros.' performance can be affected by changing foreign exchange rates. As a reminder, Ritchie Bros. discloses all financial figures in U.S. dollars (unless otherwise noted), yet operates in over 15 countries worldwide.

The translational impact of foreign exchange rates on the Company’s results is presented below:

Foreign exchange impacts on first quarter 2016 performance
(Reported first quarter 2016 performance compared to first quarter 2016 performance measured using first quarter 2015 exchange rates)

(in U.S. $ millions)	Three months ended March 31,
	2016, as	2016, using	%
	reported	2015 rates	Difference
GAP	$1,019.9	$1,041.4	2%
Revenues	$131.9	$134.9	2%
Operating Income	$39.2	$38.7	(1%)

Organic growth

(First quarter 2016 performance measured using first quarter 2015 exchange rates compared to reported first quarter 2015 performance)

Ritchie Bros. defines organic growth as an improvement in current year performance compared to prior year performance, where current year performance is measured using foreign exchange rates consistent with those of the comparative year ago period. The Company believes that using organic growth information is important in evaluating the operational health of the business.

The following table outlines the organic growth of selected measures of performance:

(in U.S. $ millions)	Three months ended March 31,
	2016, using	2015, as	%
	2015 rates	reported	Change
GAP	$1,041.4	$955.6	9%
Revenues	$134.9	$115.6	17%
Operating Income	$38.7	$33.0	17%

Selected Data

Selected balance sheet data

(in U.S. $000's)	March 31,	December 31,
	2016	2015
Current assets	$597,233	$430,099
Current liabilities	509,297	289,966
Working capital	$87,936	$140,133
Total assets	$1,335,518	$1,120,115
Long-term debt	102,275	97,915
Stockholders' equity	676,463	703,176

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Selected operating data

(Unaudited)

As at and for the three months ended March 31,	2016	2015
Revenue Rate	12.94%	12.10%
Number of consignments at industrial auctions	11,300	8,900
Number of bidder registrations at industrial auctions	125,500	106,500
Number of buyers at industrial auctions	31,750	25,200
Number of lots at industrial auctions	93,000	72,500
Number of permanent auction sites	39	39
Number of regional auction sites	5	5
Total auction sites	44	44
Number of industrial auctions	42	40
Number of revenue producers	345	353
Number of territory managers	296	308

Average industrial auction data

Three months ended March 31,	2016	2015
GAP	$22.5 million	$22.2 million
Bidder registrations	2,993	2,668
Consignors	270	224
Lots	2,195	1,803

For further information, please contact:

Jamie Kokoska

Director, Investor Relations

Phone: 1.778.331.5219

Email: jkokoska@rbauction.com

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News Release

Appendix A

(All figures are presented in U.S. dollars)

VANCOUVER, May 9, 2016 – This is an appendix to the news release dated May 9, 2016, wherein the Company reported its first quarter 2016 results.

Non-GAAP Measures

The following tables reconcile non-GAAP measures referred to in the related news release to the most directly comparable GAAP measures reflected in the Company’s consolidated financial statements.

Adjusted Net Income attributable to stockholders and Diluted Adjusted EPS attributable to stockholders are reconciled to net income attributable to stockholders and the weighted average number of diluted shares outstanding as follows:

(in U.S. $000's, except share and per share amounts)	Three months ended March 31,
	2016	2015
Net income attributable to stockholders	$29,406	$23,777
Adjusted Net Income attributable to stockholders	$29,406	$23,777
Weighted average number of diluted shares outstanding	107,159,010	107,807,948
Diluted Adjusted EPS attributable to stockholders	$0.27	$0.22

Adjusted Operating Income and Adjusted Operating Income Margin reconcile to revenues and operating income as follows:

(in U.S. $ millions)	Three months ended March 31,
	2016	2015	Better/ (Worse)
Revenues	$131.9	$115.6	14%
Operating income	$39.2	$33.0	19%
Adjusted Operating Income	$39.2	$33.0	19%
Adjusted Operating Income Margin	29.7%	28.5%	120 bps

Operating Free Cash Flow reconciles to cash provided by operating activities and net capital spending as follows:

(in U.S. $ millions)	12 months ended March 31,
			% Change
	2016	2015	2016 over 2015
Cash provided by operating activities	$220.1	$195.9	12%
Property, plant and equipment additions	21.2	21.6	(2%)
Intangible asset additions	10.1	12.0	(16%)
Proceeds on disposition of property
plant and equipment	(16.7)	(9.4)	78%
Net capital spending	$14.6	$24.2	(40%)
Operating Free Cash Flow	$205.5	$171.7	20%)

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Working Capital Intensity reconciles to the following current assets and current liabilities, and revenues as follows:

(in U.S. $ millions)	As at and for the 12 months ended March 31,
			% Change
	2016	2015	2016 over 2015
Trade and other receivables	$131.1	$123.5	6%
Inventory	29.5	27.9	6%
Advances against auction contracts	3.8	7.6	(50%)
Auction proceeds payable	(289.1)	(255.1)	13%
Trade payables	(59.4)	(42.1)	41%
	$(184.1)	$(138.2)	33%
Revenues	532.2	498.1	7%
Working Capital Intensity	-34.6%	-27.7%	25%

Return on Invested Capital (“ROIC”) reconciles to net income attributable to stockholders, long-term debt, and stockholders’ equity as follows:

(in U.S. $ millions)	12 months ended March 31,
			% Change
	2016	2015	2016 over 2015
Net income attributable to stockholders	$141.8	$101.6	40%
After-tax adjusting items:
Management reorganization	-	4.2	(100%)
Gain on sale of excess property	(7.3)	(2.9)	152%
Impairment loss	-	8.1	(100%)
Tax loss utilization	(7.9)	-	(100%)
Adjusted Net Income attributable to stockholders	$126.7	$110.9	14%
Opening long-term debt	104.1	143.1	(27%)
Ending long-term debt	102.3	104.1	(2%)
Average long-term debt	$103.2	$123.6	(17%)
Opening stockholders' equity	631.6	686.3	(8%)
Ending stockholders' equity	676.5	631.6	7%
Average stockholders' equity	$654.1	$659.0	(1%)
Average invested capital	$757.3	$782.6	(3%)
ROIC	16.7%	14.2%	18%

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Return on Net Assets (“RONA”) reconciles to net income attributable to stockholders, interest income, interest expense, total assets, cash and cash equivalents, restricted cash, and current liabilities as follows:

(in U.S. $ millions)	As at and for the 12 months ended March 31,
			% Change
	2016	2015	2016 over 2015
Net income attributable to stockholders	$141.8	$101.6	40%
Less: Interest income	(2.3)	(2.6)	(12%)
Add: Interest expense	5.1	5.1	-
Less: Income tax recovery on
finance costs	(0.6)	(0.7)	(14%)
	$144.0	$103.4	39%
Total assets	$1,335.5	$1,163.9	15%
Less: Cash and cash equivalents	(294.1)	(176.3)	67%
Less: Restricted cash	(117.9)	(124.7)	(5%)
Less: Current liabilities	(509.3)	(376.8)	35%
	$414.2	$486.1	(15%)
RONA	34.8%	21.3%	63%

Debt/Adjusted EBITDA reconciles to debt, operating income, and depreciation and amortization expenses as follows:

(in U.S. $ millions)	As at and for the 12 months ended March 31,
					% Change
	2016		2015		2016 over 2015
Short-term debt	$42.5		$7.6		459%
Long-term debt	102.3		104.1		(2%)
Debt	$144.8		$111.7		30%
Operating income	$181.0		$141.9		28%
Adjusting items:
Management reorganization	-		5.5		(100%)
Gain on sale of excess property	(8.4)		(3.4)		146%
Impairment loss	-		8.1		(100%)
Adjusted Operating Income	$172.6		$152.1		13%
Depreciation and amortization expenses	41.5		44.6		(7%)
	$214.1		$196.7		9%
Debt/Adjusted EBITDA	0.7	x	0.6	x	17%

For further information, please contact:

Jamie Kokoska

Director, Investor Relations

Phone: 1.778.331.5219

Email: jkokoska@rbauction.com

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